Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of the …………………2007 (the “Effective Date”).

BETWEEN:

WPCS Australia Pty Ltd ACN 128 426 602, having its registered office care of Gilshenan & Luton Legal Group, Level 13, 259 Queen Street, Brisbane Qld 4000 (“Employer”)

AND

Steven Peter James, an individual having an address at 167 Andrew Road, Greenbank in the State of Queensland(“Employee”)

WHEREAS, Employee has accepted Employer’s offer of employment with Employer, and Employer has agreed to employ Employee as such pursuant to the terms and conditions of this employment agreement (“this Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer hereby agree as follows:

ARTICLE 1
EMPLOYMENT

Employer hereby affirms the offer of employment to Employee as Executive Vice President, and Employee hereby accepts such employment by Employer for the “Term” (as defined in Article 3 below), upon the terms and conditions set forth herein.

ARTICLE 2
DUTIES

During the Term, Employee shall serve Employer faithfully, diligently and to the best of his ability and shall use his best efforts to promote the interests and goodwill of Employer and any affiliates, successors, assigns, subsidiaries, and/or future purchasers of Employer. Employee shall render such services during the Term at Employer’s principal place of business or at such other place of business as may be determined by the Employer, as Employer may from time to time reasonably require of him, and shall devote all of his business time to the performance thereof. Employee shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of Employer.

ARTICLE 3
TERM

The “Term” of this Agreement shall commence on the Effective Date and continue thereafter for a term of two (2) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement. The Term of this Agreement shall automatically renew for successive one (1) year periods unless, prior to the 30th calendar day preceding the expiration of the then existing Term, either Employer or Employee provides written notice to the other that it elects not to renew the Term. Upon delivery of such notice, this Agreement shall continue until expiration of the Term, whereupon this Agreement shall terminate and neither party shall have any further obligation thereafter arising under this Agreement, except as explicitly set forth herein to the contrary.

ARTICLE 4
REMUNERATION

Salary

4.1
Employer shall pay to Employee through James Design Pty Ltd ACN 010 768 359 (“James Design”) an annual salary (“the Salary”) of One Hundred and Thirty Thousand Dollars $130,000.00 US, exclusive of Employer’s compulsory superannuation contributions, to be paid in Australian dollars and cents using the AUD/USD spot exchange rate published by the Reserve Bank of Australia at midday on 30 November 2007, in equal installments at the end of such regular payroll accounting periods as are established by Employer, or in such other installments upon which the parties hereto shall mutually agree, and in accordance with Employer’s usual payroll procedures, but no less frequently than monthly.

Benefits including statutory entitlements

4.2
During the Term and in addition to Employee’s minimum entitlements under statute to Employer’s compulsory superannuation contributions, parental leave, personal/carer’s leave (including sick leave), annual leave and long service leave (the latter where applicable), Employee shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, retirement accounts and other employee benefits provided by  James Design to similarly situated employees on terms and conditions no less favorable than those offered to such employees. Such participation shall be subject to the terms of the applicable plan documents, Employer’s generally applicable policies, and the discretion of Employer or any administrative or other committee provided for in, or contemplated by, such plan. The compulsory superannuation contributions will be remitted by Employer into the fund chosen by Employee of which Employee is to inform Employer at the time of signing this Agreement. If Employee does not choose such a fund, Employer will make contributions into any complying fund nominated by it. The amount of any contributions of superannuation will form part of Employee’s remuneration together with the Salary and the Bonus.

Expense Reimbursement

4.3
Employer shall reimburse Employee through James Design for reasonable and necessary expenses incurred by him on behalf of Employer in the performance of his duties hereunder during the Term in accordance with Employer's then customary policies, provided that such expenses are adequately documented.

Automobile

4.4
Employer shall pay to Employee an automobile allowance of AUD$1000 per calendar month in accordance with Employer’s usual payroll procedures.

Bonus

4.5
In addition to  the Salary and superannuation contributions, Employee shall be entitled to receive through James Design an annual bonus equal to 3% (the "Bonus") of the consolidated annual operating income, before the deduction of interest and taxes of designated subsidiaries as assigned by Employer.  The amount of the Bonus shall be determined based upon the operating income reported in the financial statements of each designated subsidiary, as calculated based on US generally accepted accounting principles and as audited by the Employer’s accounting firm at year end. Any Bonus amount will be payable within thirty (30) days from completion of the audit. The bonus shall be paid in AUD.  Employee shall have the right to review and independently verify the conclusions of any audit by delivering notice in writing to Employer within 30 days after receipt of such audit indicating that Employee wishes to exercise his right of review and verification. Within 10 business days after receipt of any such notice, Employer shall make available to Employee and his representatives, at reasonable times during normal business hours, the books and records of Employer which are reasonably necessary to conduct such review and verification. Employee shall cause such review to be conducted and concluded as quickly as reasonably practicable and in such a manner so as not to unreasonably interfere with the business and operations of Employer. Any representatives conducting such review shall, prior to being given access to such books and records, be required to enter into confidentiality and non-disclosure agreements with Employer on terms and conditions satisfactory to Employer, acting reasonably. If Employee disputes the results of the audit, he shall, within 20 days after notice is delivered by Employee to Employer that there exist a dispute, be submitted to arbitration as set forth below.

Arbitration

4.6
Any unresolved disputes in regards to the Bonus due from Employer to Employee will be subject to arbitration by an independent chartered accountant mutually chosen by Employer and Employee at an expense equally borne by both parties. The parties shall, within 20 days after appointment of the Arbitrator present their written position and related evidence with respect to the unresolved disputes.  The Arbitrator shall review evidence accordingly and submit a written decision which shall be final and binding on the parties within 20 days after submission of such evidence.. The Arbitrator shall comply, and the arbitration shall be conducted in accordance with the Commercial Arbitration Act 1990 (Qld).

ARTICLE 5
OTHER EMPLOYMENT

During the Term of this Agreement, Employee shall devote substantially all of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Employer’s business and affairs as Employee’s highest professional priority. Except as provided below, Employer shall be entitled to all benefits, profits or other issues arising from or incidental to all work, services and advice performed or provided by Employee. Provided that the activities listed below do not materially interfere with the duties and responsibilities under this Agreement, nothing in this Agreement shall preclude Employee from devoting reasonable periods required for:

(a)	Serving as a member of any organization involving no conflict of interest with Employer, provided that Employee must obtain the written consent of Employer;

(b)	Serving as a consultant in his area of expertise to government, commercial and academic panels where it does not conflict with the interests of Employer; and

(c)	Managing his personal investments or engaging in any other non-competing business.

ARTICLE 6
CONFIDENTIAL INFORMATION/INVENTIONS

Confidential Information

6.1
Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Employer which affects or relates to Employer’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of Employer’s business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known, such item is important, material, and confidential and affects the successful conduct of Employer’s business and goodwill, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include information in the public domain at the time of the disclosure of such information by Employee or information that is disclosed by Employee with the prior consent of Employer. This provision in so far as it requires Employee to not, in any manner, for any reasons, either directly or indirectly divulge or communicate the Confidential Information to any person, firm or corporation except in the ordinary course of Employer’s business or as required by applicable law, shall survive the termination of this Agreement.

Documents

6.2
Employee further agrees that all documents and materials furnished to Employee by Employer and relating to the Employer’s business or prospective business are and shall remain the exclusive property of Employer. Employee shall deliver all such documents and materials, not copied, to Employer upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Employee by Employer upon such expiration or earlier termination shall be conditional upon returning all such documents and materials, and Employee expressly authorizes Employer to withhold any payments due and owing pending return of such documents and materials.

Inventions

6.3
All ideas, inventions, intellectual property, works, writings and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Employer or are created by Employee during or arising out of Employee’s employment with Employer, or that relate to or result from any of Employer’s work or projects or the services provided by Employee to Employer pursuant to this Agreement, shall be the exclusive property of Employer. Employee agrees to assist Employer, at Employer’s expense, to obtain patents and copyrights on any such ideas, inventions, intellectual property, works, writings, and other developments or improvements, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Employer.

Disclosure

6.4
During the Term, Employee will promptly disclose to  Employer full information concerning any interest, direct or indirect, of Employee (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or to any of its suppliers or customers.

ARTICLE 7
COVENANT NOT TO COMPETE  AND POST EMPLOYMENT RESTRAINT

7.1
Except as expressly permitted in Article 5 above, during the Term of this Agreement:

(a)	Employee shall not engage, directly or indirectly, in any business or activity competitive to any business or activity engaged in by Employer, or proposed to be engaged in by Employer or,

(b)
soliciting or taking away or interfering with any contractual relationship of any employee, client, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Employer, or using, for the benefit of any person or entity other than Employer, any Confidential Information of Employer.

7.2
Further, Employee acknowledges that during the Term of this Agreement Employer will not only have access to Employer’s Confidential Information but also will develop professional and business relationships, knowledge and understanding that are assisted by the Employee’s employment with the Employer and which will upon termination of this Agreement potentially put Employee in a position to cause harm to Employer’s business and to Employer’s legitimate business interests and that an award  or payment of damages on their own would not be a sufficient remedy for breach by Employee of any of the restraints and covenants contained in this Agreement. Employee further acknowledges that Employer can seek orders restraining Employee, in addition to any orders that a court, tribunal or commission might make for any other remedy which might include but which is not limited to payment of costs, interest and damages.

7.3.
Accordingly as at the termination of this Agreement for any reason at all Employee will not throughout the State of Queensland in any capacity:

(a)
solicit, pursue or approach for the purpose of obtaining business or instructions to any person, organization or entity who or which is a client, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Employer or who or which is or has been a client, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor Employer at any time during the Term of this Agreement and with whom or with which Employee has business dealings during the Term of this Agreement or with regard to whom or with which Employee has obtained Confidential Information and with whom or with which Employer had a reasonable expectation of engaging in further business at the time of the termination of this Agreement, and

(b)
for any reason or purpose which competes, directly or indirectly, whatsoever with Employer’s business, solicit away from Employer any employee of Employer’s with whom Employee have had dealings on the Employer’s behalf and/or in respect of whom Employee obtained any confidential or personal information as a result of Employee’s employment with Employer, for the purposes of offering that person work either as an independent contractor, an employee or otherwise.

7.4
The restrictions contained herein will continue for a maximum enforceable period of six (6) months from the date of the termination of this Agreement.

ARTICLE 8
SURVIVAL

Employee agrees that the provisions of Articles 6, 7 and 9 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter.  Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of Employer, the filing of a winding up application by Employer or upon an assignment for the benefit of creditors of the assets of Employer, Articles 6, 7 and 9 shall be of no further force or effect.

ARTICLE 9
INJUNCTIVE RELIEF

Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to lodge any security) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Article 9. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

ARTICLE 10
TERMINATION

Termination by Employee

10.1
Employee may terminate this Agreement for Good Reason at any time upon 30 days written notice to Employer, provided the Good Reason has not been cured within such period of time.

Good Reason

10.2
In this Agreement, “Good Reason” means, without Employee’s prior written consent, the occurrence of any of the following events, unless Employer shall have fully cured all grounds for such termination within thirty (30) days after Employee gives notice thereof:

(i)           any reduction in Employee’s then current Salary;

(ii)	any material failure to timely grant, or timely honor, any equity or long-term incentive award;

(iii)	failure to pay statutory entitlements and/or to provide required remuneration and/or benefits;

(iv)	the removal of Employee from Employee’s position or any changes in the reporting structure so that Employee reports to someone other than the President of Employer;

(v)	any material diminution in Employee’s title or duties or the assignment to Employee of duties not customarily associated with Employee’s position as Executive Vice President of Employer;

(vi)	any relocation of Employee’s office as assigned to Employee by Employer, to a location more than 25 miles from the assigned location;

(vii)
the failure of Employer to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Employer or upon a merger, consolidation, sale or similar transaction of Employer or;

(viii)	the voluntary or involuntary dissolution of Employer, the filing of a winding up application by Employer or upon an assignment for the benefit of creditors of the assets of Employer.

The written notice given hereunder by Employee to Employer shall specify in reasonable detail the cause for termination, and such termination notice shall not be effective until thirty (30) days after Employer’s receipt of such notice, during which time Employer shall have the right to respond to Employee’s notice and cure the breach or other event giving rise to the termination.

Termination by Employer

10.3
Employer may terminate its employment of Employee under this Agreement for cause at any time by written notice to Employee. For purposes of this Agreement, the term “cause” for termination by Employer shall be:

(a)	a conviction of or plea of guilty, or a consent to an order without an admission of liability, by Employee, to a felony, or any crime involving fraud or embezzlement;

(b)	the refusal by Employee to perform his material duties and obligations hereunder;

(c)	Employee’s willful and intentional misconduct in the performance of his material duties and obligations; or,

(d)
if Employee or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer is a party or with which it is associated without making disclosure to and obtaining the prior written consent of Employer.

The written notice given hereunder by Employer to Employee shall specify in reasonable detail the cause for termination. In the case of a termination for the causes described in (a) and (d) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until thirty (30) days after Employee’s receipt of such notice, during which time Employee shall have the right to respond to Employer’s notice and cure the breach or other event giving rise to the termination.

Severance

10.4
Upon a termination of this Agreement without Good Reason by Employee or with cause by Employer, Employer shall pay to Employee all accrued and unpaid compensation as of the date of such termination, subject to the provision of Section 6.2. Upon a termination of this Agreement with Good Reason by Employee or without cause by Employer, Employer shall pay to Employee all accrued and unpaid compensation and expense reimbursement as of the date of such termination and the “Severance Payment.”  The Severance Payment shall be payable in a lump sum, subject to Employer’s statutory and customary withholdings.  If the termination of Employee hereunder is by Employee with Good Reason, the Severance Payment shall be paid by Employer within five (5) business days of the expiration of any applicable cure period. If the termination of Employee hereunder is by Employer without cause, the Severance Payment shall be paid by Employer within five (5) business days of termination.  The “Severance Payment” shall equal the amount of the Salary payable to Employee under Section 4.1 of this Agreement from the date of such termination until the end of the Term of this Agreement (prorated for any partial month).

Termination Upon Death

10.5
If Employee dies during the Term of this Agreement, this Agreement shall terminate, except that Employee’s legal representatives shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of death.

Termination Upon Incapacity

10.6
If during the Term of this Agreement Employee suffers and continues to suffer from an “Incapacity”(as defined below), then Employer may terminate this Agreement by delivering to Employee thirty (30) calendar days prior written notice of termination based on such Incapacity, setting forth with specificity the nature of such Incapacity and the determination of Incapacity by Employer. For the purposes of this Agreement “Incapacity” means Employee’s inability, with reasonable accommodation, to substantially perform Employee’s duties, services and obligations under this Agreement due to physical or mental illness or other incapacity for a continuous, uninterrupted period of sixty (60) calendar days of unpaid sick leave (exclusive of any Employee’s absences which are subject to workers’ compensation coverage and payment) or ninety (90) days of unpaid sick leave (exclusive of any Employee’s absences which are subject to workers’ compensation coverage and payment) during any twelve month period.  Upon any such termination for Incapacity, Employee shall be entitled to be paid any accrued statutory entitlements and any earned but unpaid remuneration or expense reimbursement due hereunder through the date of termination.

ARTICLE 11
PERSONNEL POLICIES, CONDITIONS, AND BENEFITS

Except as otherwise provided herein, Employee’s employment shall be subject to the personnel policies and benefit plans which apply generally to Employer’s employees as the same may be interpreted, adopted, revised or deleted from time to time, during the Term of this Agreement, by Employer in its sole discretion. During the Term hereof, Employee shall be entitled to annual leave during each year of the Term at the rate of four (4) weeks per year. Employee shall take such vacation at a time approved in advance by Employer, which approval will not be unreasonably withheld but will take into account the staffing requirements of Employer and the need for the timely performance of Employee's responsibilities.

ARTICLE 12
BENEFICIARIES OF AGREEMENT

This Agreement shall inure to the benefit of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of Employer as they now or shall exist while this Agreement is in effect.

ARTICLE 13
GENERAL PROVISIONS

No Waiver

13.1
No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

Modification

13.2
No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Choice of Law/Jurisdiction

13.3
This Agreement shall be governed by and construed in accordance with the laws of the State of Queensland and Employee and Employer agree to submit to the non-exclusive jurisdiction of the Queensland courts.

Entire Agreement

13.4
This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Employee other than contained herein.

Severability

13.5
All provisions and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Articles 1 and 4 hereof, shall be held or declared to be invalid, unenforceable, illegal or contrary to public policy by any competent court, this Agreement shall be interpreted as if such invalidity, unenforceability, illegality or finding of being contrary to public policy will vitiate that provision or covenant only and that provision or covenant will be deemed deleted or modified to the extent necessary to render the remainder of the provisions and covenants of this Agreement either valid or enforceable or legal , and will not in any way vitiate any other provision or covenant of this Agreement.

Headings

13.6
The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

Independent Legal Advice

13.7
Employer has obtained legal advice concerning this Agreement and has requested that Employee obtain independent legal advice with respect to same before executing this Agreement.  Employee in executing this Agreement represents and warrants to Employer that Employee has been so advised to obtain independent legal advice and that prior to the execution of this Agreement Employee has so obtained independent legal advice, or has, in Employee’s discretion, knowingly and willingly elected not to do so.

No Assignment

13.8
Employee may not assign, pledge or encumber Employee’s interest in this Agreement nor assign any of Employee’s rights or duties under this Agreement without the prior written consent of Employer.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

Employer:

By:          ______________________

Employee:

By:          ______________________
Steven Peter James